Exhibit 4.1
SECOND AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT
     This SECOND AMENDMENT TO THE PREFERRED STOCK RIGHTS AGREEMENT, dated as of November 16, 2009 (this “Amendment”), is entered into by and between SCM Microsystems, Inc. a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement, dated as of November 8, 2002, as amended December 10, 2008 (the “Rights Agreement”);
     WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement in any respect, without the approval of any holders of Rights, and the Rights Agent shall execute such supplement or amendment;
     WHEREAS, the Company has entered into entered into a Business Combination Agreement (the “Business Combination Agreement”) with Bluehill ID AG, a stock corporation incorporated in Switzerland (“Bluehill ID”), which provides for, among other things, a public share-for-share offer by the Company to all of the Bluehill ID shareholders (the “Offer”), and the issuance of new shares of the Company’s common stock (“New Shares”) to shareholders of Bluehill ID who accept the Offer;
     WHEREAS, on September 20, 2009, the Board of Directors of the Company approved the Business Combination Agreement and determined that the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of the Company and its stockholders;
     WHEREAS, as a result of the Offer, certain shareholders of Bluehill ID, who may or may not be considered a “group” within the meaning of Section 13(d) of the Securities and Exchange Act of 1934 and who may be deemed to be affiliates of one another, will be acquiring, both individually and in the aggregate, a substantial percentage of the Company’s outstanding common stock;
     WHEREAS, on November 10, 2009, the Board of Directors of the Company resolved to amend the Rights Agreement to revise the definition of an “Acquiring Person” so that certain of its stockholders and affiliates will not be deemed to be an “Acquiring Person” as a result of the Offer and to cause such other provisions of the Rights Agreement to be amended, as the authorized officers or any one of them may deem necessary or appropriate in their sole discretion, to cause the Rights Agreement in its entirety to be consistent with the foregoing; and
     WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.
     2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.
     3. Amendments to Section 1.
          (a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:
     “‘Acquiring Person’ shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (1) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, or (2) the persons or entities set forth on Annex A hereto, as the same may be amended from time to time (each a “Bluehill ID Shareholder” and, collectively, the “Bluehill ID Shareholders”) for so long as (a) each Bluehill ID Shareholder, together with its respective Affiliates and Associates, beneficially owns (but excluding any Common Shares that may be deemed to be beneficially owned through any other Bluehill ID Shareholder, even if such other Bluehill ID Shareholder may be deemed to be an Affiliate or Associate of the subject Bluehill ID Shareholder) no more than 15% of the Common Shares then outstanding; and (b) all of the Bluehill ID Shareholders, together with all of their respective Affiliates and Associates (the “Bluehill ID Shareholder Group”), collectively beneficially own no more than 30% of the Common Shares then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more (or, in the case of the Bluehill ID Shareholder

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Group, more than 30%) of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Common Shares then outstanding; and (iii) neither Hirsch nor any of its affiliates or stockholders shall be deemed an Acquiring Person on account of the execution or delivery of the Merger Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby (including, until the termination of the Stockholder Agreement in accordance with its terms, as a result of any Hirsch stockholder being deemed the Beneficial Owner of any Common Shares solely as a result of their being a party to the Stockholder Agreement).”
(b) Annex B attached hereto hereby replaces Exhibit C to the Rights Agreement.
    (c) The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in alphabetical order:
     “‘Bluehill ID’ shall mean Bluehill ID AG, a stock corporation incorporated in Switzerland.”

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     “‘Business Combination Agreement’ shall mean the Business Combination Agreement between the Company and Bluehill ID, dated September 20, 2009.”
          4. New Section 36. Section 36 is hereby added to the Rights Agreement to read in its entirety as follows:
     “Section 36. The Business Combination Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution or delivery of the Business Combination Agreement, nor the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder shall cause (a) the Rights to become exercisable, (b) a Triggering Event to occur, (c) a Shares Acquisition Date to occur or (d) a Distribution Date to occur.”
          5. Effective Date. This Amendment is effective as of November 16, 2009.
          6. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.
          7. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.
          8. Headings. The headings in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Isaac J. Kagan
	Name:	Isaac J. Kagan
	Title:	Vice President

[Signature Page to Amendment to Rights Agreement]

Annex A
Bluehill ID Shareholders
1. Ayman S. Ashour
2. Daniel S. Wenzel
3. Dr. Cornelius Boersch
4. Mountain Partners AG
5. BH Capital Management AG
6. Mountain Super Angel AG
[Annex A to Rights Agreement]

Annex B
Exhibit C
STOCKHOLDER RIGHTS PLAN
SCM MICROSYSTEMS, INC.
SUMMARY OF RIGHTS

DISTRIBUTION AND TRANSFER OF RIGHTS; RIGHTS CERTIFICATE:	The Board of Directors has declared a dividend of one Right for each share of Common Stock of SCM Microsystems, Inc. (the “Company”) outstanding. Prior to the Distribution Date referred to below, the Rights will be evidenced by and trade with the certificates for the Common Stock. After the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders and the Rights will become transferable apart from the Common Stock.

DISTRIBUTION DATE:	Rights will separate from the Common Stock and become exercisable following (a) the tenth business day (or such later date as may be determined by the Company’s Board of Directors) after a person or group acquires beneficial ownership of 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Company’s Common Stock or (b) the tenth business day (or such later date as may be determined by the Company’s Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Company’s Common Stock.

PREFERRED STOCK PURCHASABLE UPON EXERCISE OF RIGHTS:	After the Distribution Date, each Right will entitle the holder to purchase for $30.00 (the “Exercise Price”), a fraction of a share of the Company’s Preferred Stock with economic terms similar to that of one share of the Company’s Common Stock.
[Annex B to Rights Agreement]

FLIP-IN:	If an acquirer (an “Acquiring Person”) obtains 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Company’s Common Stock, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of the Company’s Common Stock having a then-current market value of twice the Exercise Price.

FLIP-OVER:	If, after an Acquiring Person obtains 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Company’s Common Stock, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company or (c) the Company sells more than 50% of the Company’s assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of Common Stock of the person engaging in the transaction having a then current market value of twice the Exercise Price.

EXCHANGE PROVISION:	At any time after the date on which an Acquiring Person obtains 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Company’s Common Stock and prior to the acquisition by the Acquiring Person of 50% of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

REDEMPTION OF THE RIGHTS:	Rights will be redeemable at the Company’s option for $0.001 per Right at any time on or prior to the fifth day (or such later date as may be determined by the Company’s Board of
[Annex B to Rights Agreement]

Directors) after public announcement that a Person has acquired beneficial ownership of 15% or more (or, in the case of the Bluehill ID Shareholder Group, more than 30%) of the Company’s Common Stock (the “Shares Acquisition Date”).

EXPIRATION OF THE RIGHTS:	The Rights expire on the earliest of (a) November 25, 2012 or (b) exchange or redemption of the Rights as described above.

AMENDMENT OF TERMS OF RIGHTS:	The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

VOTING RIGHTS:	Rights will not have any voting rights.

ANTI-DILUTION PROVISIONS:	Rights will have the benefit of certain customary anti-dilution provisions.

TAXES:	The Rights distribution should not be taxable for federal income tax purposes. However, following an event which renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.
     The foregoing is a summary of certain principal terms of the Rights Agreement only and is qualified in its entirety by reference to the Preferred Stock Rights Agreement dated as of November 8, 2002 between the Company and American Stock Transfer & Trust Company as Rights Agent, as amended (the “Rights Agreement”). The Rights Agreement may be amended from time to time. A copy of the Rights Agreement was filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated November 14, 2002, and amendments to the Rights Agreement were filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K on each of December 11, 2008, and November 16, 2009. A copy of the Rights Agreement is available free of charge from the Company.
[Annex B to Rights Agreement]